Exhibit 99.1

NEWS RELEASE

CONTACT:
Kim P. Boswood	1780 South Bellaire Street	Listed: AMEX
Investor Relations (ext. 118)	Suite 100	Trading Symbol: AMV
kim@amvproperties.com	Denver, CO 80222	www.amvproperties.com
Phone: (303) 297-1800
Fax: (303) 296-7353

AMERIVEST PROPERTIES ANNOUNCES KEYBANK AGREEMENT

DENVER, CO, October 22, 2004 – AmeriVest Properties Inc. (AMEX: AMV) announced today that as of October 20, 2004, it has entered into an agreement with KeyBank National Association as Administrative Agent for its Unsecured Revolving Credit Facility.  KeyBank has assumed and amended the Unsecured Credit Facility of $30,000,000 dated December 15, 2003 from Fleet Bank of Boston, a Bank of America company.  The amended KeyBank Unsecured Facility has been increased from $30,000,000 to $40,000,000 and the maturity date extended from November 12, 2005 to November 12, 2007.  The amended Unsecured Facility has the option of a one-time increase to $50,000,000, available up to December 31, 2005.   In addition, the original provision of the Unsecured Facility which required an annual thirty-day pay down to zero has been modified to a pay down to $20,000,000 with the additional option, at the Agent’s discretion, of a 90-day extension.

The amendment to the Unsecured Facility changes the interest rate options to LIBOR plus 350 basis points (from LIBOR plus 400 basis points) or the KeyBank Prime Rate Spread of Prime plus 275 basis points (from Prime plus 250). The previous annual Facility Fee has been removed and replaced with a one-time commitment fee that will be capitalized and amortized to interest expense over the life of the loan agreement.

The Company is currently negotiating a similar agreement with KeyBank on its Secured Credit Facility.

In discussing the transaction, Charles Knight, president and COO of AmeriVest, said, “We are pleased to enter into this new relationship with KeyBank and believe the loan restructuring allows us increased capacity and flexibility at a more attractive price.  KeyBank has been responsive to our needs and we feel they will be a valuable business partner to AmeriVest as we continue to grow.”

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small BusinessSM in Denver, Phoenix, Dallas, and Indianapolis through the acquisition, repositioning and operation of multi-tenant office buildings in those markets.  To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2003 Annual Report on Form 10-KSB and from time to time in the Company’s filings with the Securities and Exchange Commission.